Exhibit 99.1

LeMaitre Vascular, Inc. Priced Public Offering of Common Shares

BURLINGTON, Mass., May 30, 2014 (GLOBE NEWSWIRE) — LeMaitre Vascular, Inc. (Nasdaq:LMAT) (the “Company”), a provider of peripheral vascular devices and implants, today announced the pricing of an underwritten public offering of 1,430,000 shares of its common stock at a price to the public of $7.00 per share. In addition, LeMaitre Vascular has granted the underwriters a 30-day option to purchase up to an additional 214,500 shares of common stock solely to cover over-allotments, if any. The offering is expected to close on or about June 4, 2014, subject to customary closing conditions.

The net proceeds from the sale of the shares of common stock, after deducting the underwriting discount and the other offering expenses, are expected to be approximately $9.1 million. LeMaitre Vascular intends to use the net proceeds from the offering together with the Company’s existing cash resources, for general corporate purposes, including continued development of its products, working capital and capital expenditures, payments under our quarterly dividend program, deferred payments related to prior acquisitions, and to fund potential future acquisitions.

Canaccord Genuity and Stifel are acting as joint book-running managers for the proposed offering. Roth Capital Partners, Barrington Research Associate, The Benchmark Company and Brean Capital are acting as co-managers.

The offering is being made pursuant to a shelf registration statement (File No. 333-195658) previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

A preliminary prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on May 29, 2014. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting the Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone at (800) 225-6201 or by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at (415) 364-2720 or by email at SyndicateOps@stifel.com. Prospective investors should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC for more complete information about the Company and the offering.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc.

For more information about the Company, please visit www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in the preliminary prospectus supplement and accompanying prospectus, and in its other filings from time to time filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular, Inc.

781-425-1691

jpellegrino@lemaitre.com